Exhibit 99.2

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the Reform Act), Ball is hereby filing cautionary statements identifying important factors that could cause Ball’s actual results to differ materially from those projected in forward-looking statements of Ball. Forward-looking statements may be made in several different contexts; for example, in the quarterly and annual earnings news releases, the quarterly earnings conference calls hosted by the company, public presentations at investor and credit conferences, the company’s Annual Report and in annual and periodic communications with investors. The Form 10-K may contain forward-looking statements. As time passes, the relevance and accuracy of forward-looking statements may change. The company currently does not intend to update any particular forward-looking statement except as it deems necessary at quarterly or annual release of earnings. You are advised, however, to consult any further disclosures Ball makes on related subjects in our 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission. The Reform Act defines forward-looking statements as statements that express or imply an expectation or belief and contain a projection, plan or assumption with regard to, among other things, future revenues, income, earnings per share, cash flow or capital structure. Such statements of future events or performance involve estimates, assumptions and uncertainties, and are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause Ball’s actual results to differ materially from those contained in forward-looking statements made by or on behalf of Ball.

Some important factors that could cause Ball’s actual results or outcomes to differ materially from those expressed or implied and discussed in forward-looking statements include, but are not limited to:

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Fluctuation in customer and consumer growth, demand and preferences, particularly during the months when the demand for metal beverage beer and soft drink cans is heaviest; loss of one or more major customers or suppliers or changes to contracts with one or more customers or suppliers; manufacturing overcapacity or under capacity; failure to achieve anticipated productivity improvements or production cost reductions including those associated with capital expenditures; changes in climate and weather; fruit, vegetable and fishing yields; interest rates affecting our debt; labor strikes and work stoppages; boycotts;  antitrust, intellectual property, consumer and other litigation; level of maintenance and capital expenditures; capital availability; economic conditions; regional and global pandemics; and acts of war, terrorism or catastrophic events.

●	Competition in pricing and the possible decrease in, or loss of, sales resulting therefrom.

●	The timing and extent of regulation or deregulation; competition in each line of business; product development and introductions; and technology changes.

●	Ball’s ability or inability to have available sufficient production capacity in a timely manner.

●	Overcapacity in foreign and domestic metal and plastic container industry production facilities and its impact on pricing and financial results.

●	Regulatory action or federal, state, local or foreign laws, including mandatory deposit or restrictive packaging legislation such as recycling laws.

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Regulatory action or laws including tax, environmental, health and workplace safety, including in respect of  climate change, or chemicals or substances used in raw materials or in the manufacturing process, particularly publicity concerning Bisphenol-A, or BPA, a chemical used in the manufacture of epoxy coatings applied to many types of containers (including certain of those products produced by the company).

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Regulatory action or laws including those related to corporate governance and financial reporting, regulations and standards, including accounting changes and changes in generally accepted accounting principles or their interpretation.

●	Loss contingencies related to income and other tax matters, including those arising from audits performed by U.S. and foreign tax authorities.

●	The availability and cost of raw materials, supplies, power and natural resources needed for the production of metal and plastic containers as well as aerospace products.

Exhibit 99.2 (continued)

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Changes in senior management; increases and trends in various employee benefits and labor costs, including pension, medical and health care costs incurred in the countries in which Ball has operations; rates of return projected and earned on assets and discount rates used to measure future obligations and expenses of the company’s defined retirement plans; and changes in the company’s pension plans.

●	The ability or inability to pass on to customers changes in raw material cost, particularly resin, steel and aluminum.

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The current global recession, including in the United States, and its effects on liquidity, credit risk, asset values and the economy; international business and market risks (including foreign exchange rates or tax rates), particularly in Europe, and in countries such as China, Brazil and Argentina; political and economic instability in foreign markets; restrictive trade practices of the United States or foreign governments;  the imposition of duties, taxes or other government charges by the United States or foreign governments; exchange controls.

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Changes in the foreign exchange rate of the United States dollar against the European euro, British pound, Polish zloty, Serbian dinar, Hong Kong dollar, Canadian dollar, Chinese renminbi, Brazilian real and Argentine peso, and in the foreign exchange rate of the euro against the British pound, Polish zloty and Serbian dinar.

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Undertaking successful and unsuccessful acquisitions, joint ventures and divestitures and the integration activities associated with acquisitions and joint ventures, including the recent acquisition and related integration of  four metal beverage can and end plants.

●	The ability or inability to achieve technological and product extensions or new technological and product advances in the company’s businesses.

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Delays, extensions and technical uncertainties, as well as  schedules of performance associated with contracts for aerospace products and services, and the success or lack of success of satellite launches and the businesses and governments associated with aerospace products, services and launches.

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The authorization, funding and availability and returns of government contracts and the nature and continuation of those contracts and related services provided thereunder, as well as the delay, cancellation or termination of contracts for the United States government, other customers or other government contractors.

●	Actual versus estimated business consolidation and investment exit costs and the estimated net realizable values of assets associated with such activities; and goodwill impairment.

●	Changes to unaudited results due to statutory audits of our financial statements or management’s evaluation of the company’s internal controls over financial reporting.